Exhibit 10.9

2012 BNC FINANCIAL GROUP, INC. STOCK PLAN

ARTICLE I

PURPOSE

BNC Financial Group, Inc. is a dynamic and growing bank holding company that wishes to continue to promote a close identity between the interests of its shareholders and management. It also wishes to continue to attract and retain employees and directors and provide equity incentives for their efforts. In furtherance thereof, the 2012 BNC Financial Group, Inc. Stock Plan, which includes consideration of the grants from prior plans and imposes an overall cap on dilution to shareholders from all such plans, is designed as a further means of attracting and retaining these individuals and others who are in a position to make important and direct contributions to the Company’s success.

ARTICLE II

DEFINITIONS

Section 2.1.          Definitions.

Whenever used herein, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any person or entity (such as the Company), any company or other trade or business that controls, is controlled by or is under common control with such person or entity (such as the Company) within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any subsidiary of such entity (such as a Subsidiary). For purposes of granting Options or Stock Appreciation Rights, an entity may not be considered an Affiliate if it results in noncompliance with Code Section 409A.

“Bank(s)” means The Bank of New Canaan and The Bank of Fairfield, collectively or individually, as the context so requires.

“Base Amount” shall have the meaning set forth in Section 8.1(b) hereof.

“Benefit Arrangement” shall have the meaning set forth in Section 12.10 hereof.

"BNC" means The Bank of New Canaan.

“BNCFG” means each of BNC Financial Group, Inc., The Bank of New Canaan and The

Bank of Fairfield, collectively or individually, as the context so requires.

"Board" means the Board of Directors of the Company.

“Cause” shall have the meaning given to such term in the applicable Grant Agreement and, in the absence of any such definition, means (a) engaging in any act or acts of dishonesty or

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morally reprehensible conduct or committing any act or acts that constitute a felony, whether or not relating to the Company, the Banks or their Affiliates; (b) attempting to obtain personal gain, profit or enrichment at the expense of the Company, the Banks or their Affiliates, or from any transaction in which Grantee has an interest which is adverse to the interest of the Company, the Banks or their Affiliates, unless Grantee shall have obtained the prior written consent of the Chairman of the Board; (c) willful and continued failure to perform the reasonable duties assigned to Grantee within the scope of Grantee’s responsibilities under any employment agreement he/she may be a party to, the reasonable policies, standards or regulations of the Company, the Banks or their Affiliates as the same shall from time to time exist, provided Grantee shall have received at least one written notice in writing from the Company, the Banks or their Affiliates of such failure and such failure shall continue or recur ten (10) or more days after such notice; (d) acting in a manner that Grantee intends, believes or reasonably should foresee to be materially detrimental or damaging to the Company’s, the Banks’ or their Affiliates’ reputation, business operations or relations with their employees, suppliers or customers; or (e) committing any material breach of any employment agreement to which he/she may be a party or any other written agreement between Grantee and either the Company, the Banks or their Affiliates.

“Closing Date” means the date upon which the Company shall issue the Shares sold in the Company’s next capital raise following adoption of this Plan.

"Code" means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

"Committee" means the Board's Personnel and Compensation Committee or any similar committee designated by the Board comprised exclusively of independent directors (as defined by NASDAQ) (subject to any phase-in rules) to serve the functions of the Committee under this Plan.

"Common Stock" means the Company's Common Stock, no par value per share.

“Company” means BNC Financial Group, Inc.

“Covered Employee” means an Employee who is a covered employee within the meaning of Section 162(m)(3) of the Code, as the same may be amended from time to time. Section 162(m)(3) of the Code currently defines “Covered Employee” as any Employee if (a) as of the close of the taxable year, such Employee is the chief executive officer of the Company or is an individual acting in such a capacity, or (b) the total compensation of such Employee for the taxable year is required to be reported to shareholders under the Exchange Act by reason of such employee being among the four (4) highest compensated officers for the taxable year (other than the chief executive officer).

"Director" means a member of the Board of the Company or a member of the board of directors of a Bank or any other company participating in this Plan.

“Disability”, as applies to a Grantee, shall have the meaning set forth in Section 409A of the Code, as the same may be amended from time to time. Section 409A of the Code currently

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defines “Disability” as (a) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) by reason or any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and the service recipient is receiving income replacement payments for at least three months under a plan covering employees. Notwithstanding the foregoing, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s service, Disability shall have the meaning specified in Section 22(e)(3) of the Code.

“Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by this Plan, to the account of a Grantee in an amount equal to the cash dividends paid on one share of Common Stock for each share of Common Stock represented by a Performance Grant held by such Grantee.

“Effective Date” has the meaning set forth in Section 3.1 hereof.

"Eligible Grantee" means such persons referred to in Article IV including Directors and officers of the Company and directors, officers and other employees of the Banks.

“Employee” means any person treated as an employee (including an officer or a Director of the Company or an officer or director of the Bank who is also treated as an employee) in the records of BNCFG and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director of the Company or director of a Bank nor payment of a director’s fee shall be sufficient to constitute employment for purposes of this Plan.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" means, as of any date, the value of a share of Common Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(a)         If, on such date, the Common Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Common Stock shall be the closing price of a share of Common Stock on such national or regional securities exchange or market system constituting the primary market for the Common Stock, as reported in the Eastern Edition of The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

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(b)          If, on such date, the Common Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Common Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

“Freestanding Stock Appreciation Right” means a Stock Appreciation Right awarded by the Committee pursuant to Section 8.1(a) hereof other than in connection with an Option.

"Grant" means individually or collectively, an award granted under the Plan of Incentive Stock Options or Non-Qualified Stock Options (Incentive Stock Options and Non-statutory Stock Options are collectively referred to as "Options"), Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Shares, Performance Units, Performance-Based Restricted Stock, Unrestricted Stock and/or Other Stock-Based Grants (hereinafter collectively referred to as "Grants").

"Grant Agreement" means a written agreement in a form approved by the Committee which is executed by an authorized member of the Committee and by the Grantee setting forth the terms, conditions and restrictions of a Grant awarded to the Grantee.

"Grantee" means an Eligible Grantee to whom a Grant is made.

"Grant Date," as used with respect to a Grant, means the date on which such Grant is granted by the Committee pursuant to this Plan as set forth in Sections 6.1, 7.1, 8.1, 10.1 and Articles IX and XI hereof.

"Incentive Stock Option" means an Option intended to be (as set forth in the Grant Agreement) and which qualifies as an “incentive stock option” within the meaning of Section 422(b) of the Code or any successor provision thereto as in effect from time to time.

“Insider” means, at any time, any person whose transactions in Common Stock are subject to Section 16 of the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

"Non-Employee Director" means a Director who is not an employee of BNCFG or any Affiliate.

"Non-Qualified Stock Option" means an Option that is not an Incentive Stock Option. All Options shall be Non-Qualified Stock Options unless identified as Incentive Stock Options.

"Option" means a right to purchase, at a price and for the term fixed by the Committee in accordance with this Plan, and subject to such other limitations and restrictions in this Plan and the applicable Grant Agreement, a number of Shares determined by the Committee.

"Option Price" means the exercise price per Share set by the Committee in accordance with Section 6.3 hereof.

“Other Agreement(s)” shall have the meaning set forth in Section 12.10 hereof.

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“Other Plans” means the Company’s 2002 Bank Management, Director and Founder Stock Option Plan, the Company’s 2006 Stock Option Plan, the Company’s 2007 Stock and Equity Award Plan and the Company’s 2011 Stock Option and Equity Award Plan, collectively.

“Other Stock-Based Grant” means any right granted under Article XI hereof.

“Parachute Payment” shall have the meaning set forth in Section 12.10 hereof.

“Performance-Based Compensation” means compensation under a Grant that is intended to satisfy the requirements of Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that a Grant that does not satisfy the requirements for performance-based compensation under Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

“Performance-Based Restricted Stock” is a Grant described in Article VII and Article X hereof.

“Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3 hereof.

“Performance Grant” means a Grant of Performance Shares, Performance Units or Performance-Based Restricted Stock.

“Performance Period” means a period established by the Committee pursuant to Section 10.3 hereof, at the end of which one or more Performance Goals are to be measured.

“Performance Share” is a Grant described in Article X hereof.

“Performance Unit” is a Grant described in Article X hereof.

"Plan" means The 2012 BNC Financial Group, Inc. Stock Plan, as amended from time to time.

"Restricted Stock" is a Grant described in Article VII hereof.

“Restricted Stock Grants” means a Grant of Restricted Stock, Restricted Stock Units or Performance-Based Restricted Stock.

"Restricted Stock Units" is a Grant described in Article VII hereof.

“Restriction Period” means the period established in accordance with Section 7.1(a) hereof during which shares subject to a Restricted Stock Grant are subject to Vesting Conditions.

"Retirement," as applied to an officer or other employee, shall mean when the officer's or other employee's employment with BNCFG or any present or future parent or Subsidiary of

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BNCFG terminates upon or after such person’s age and complete years of service with BNCFG and Subsidiaries (measured as complete 12 month periods following one’s first day of employment) equals 65.

"Retirement," as applied to a Non-Employee Director, shall mean when the Non-Employee Director’s term on the Board terminates due to age in accordance with BNCFG’s future Bylaws or retirement policy, as and if applicable. BNCFG does not currently have such a Bylaws or retirement policy provision for Non-Employee Directors, so this term will be inoperative under the Plan unless and until one is adopted.

“Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation thereto.

“Section 162(m)” means Section 162(m) of the Code.

“Securities Act” means the Securities Act of 1933, as amended.

“Substitute Grants” means Grants awarded upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired by the Company or any Affiliate of the Company or with which the Company or any Affiliate of the Company combines.

"Stock Appreciation Right" is a Grant described in Article VIII hereof.

“Shares” means shares of Common Stock.

"Subsidiary" means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

"Successor" means the legal representative of the estate of a deceased Grantee or the person or persons who shall acquire the right to exercise an Option by bequest or inheritance or by reason of the death of the Grantee.

“Tandem Stock Appreciation Right” means a Stock Appreciation Right awarded by the Committee in connection with an Option pursuant to Section 8.1 hereof.

“TBF” means The Bank of Fairfield.

"Term" means the period during which a particular Option or Stock Appreciation Right may be exercised.

“Unrestricted Stock” has the meaning set forth in Article IX hereof.

“Vesting Conditions” means those conditions established in connection with Section 7.1 prior to the satisfaction of which shares subject to a Restricted Stock Grant remain subject to forfeiture or a repurchase option in favor of the Company.

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“Withholding Taxes” has the meaning set forth in Section 12.6(a) hereof.

ARTICLE III

ADMINISTRATION

Section 3.1.          Effective Date and Duration of Plan. This Plan shall become effective on the date of approval by the shareholders of the Company, currently anticipated on September 19, 2012 (the “Effective Date”). This Plan shall terminate on, and no Grant shall be made hereunder on or after, the tenth (10th) anniversary of the Effective Date; provided, however, that the Board may at any time prior to that date terminate this Plan.

Section 3.2.          Administration of the Plan.

(a)          This Plan shall be administered by the Committee. The Committee shall have the responsibility of construing and interpreting this Plan and of establishing and amending such rules and regulations as it deems necessary or desirable for the proper administration of this Plan. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of this Plan and of its rules and regulations, shall, to the extent permitted by law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be conclusive and binding upon all Grantees and any person claiming under or through any Grantee.

(b)          With respect to participation by Insiders in this Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, this Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

(c)          In the event the Company becomes a “publicly held corporation” within the meaning of Section 162(m), the Board shall establish and maintain a Committee of “outside directors” within the meaning of Section 162(m) to approve the award of any Grant which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

(d)          Notwithstanding anything in this Plan to the contrary, no amendment or modification may be made to an outstanding Option or Stock Appreciation Right, including, without limitation, by replacement of Options or Stock Appreciation Rights with cash or other award type, that would be treated as a repricing under the rules of the securities exchange or market system constituting the primary market for the Shares, in each case, without the approval of the shareholders of the Company, provided, that, appropriate adjustments may be made to outstanding Options and Stock Appreciation Rights pursuant to Section 5.3 and may be made to make changes to achieve compliance with applicable law, including Code Section 409A.

(e)          The Committee may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Share equivalents. Any such deferrals shall be made in a manner that complies with Code Section 409A.

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(f)          In addition to such other rights of indemnification as they may have as members of the Board, the Committee or as directors, officers or employees of BNCFG, members of the Board or of the Committee and any directors, officers or employees of BNCFG to whom authority to act for the Board, the Committee or the Company is delegated, shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

(g)          Notwithstanding any provision of this Plan to the contrary, the issuance of the Common Stock under this Plan may be evidenced in such a manner as the Committee, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one or more Common Stock certificates.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

The Committee shall select the Employees and Directors who are eligible to receive Grants under this Plan.

ARTICLE V

GRANTS

Section 5.1.          Grants.

(a)          Type of Grants under the Plan. Grants may consist of awards of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Shares, Performance-Based Restricted Stock, Performance Units, Unrestricted Stock or Other Stock-Based Grants. Grants may be awarded singly or in combination with other Grants. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the Grantee in the Grant Agreement. The Committee shall approve the form and provisions of each Grant Agreement.

(b)          Grant Determination. The Committee shall have plenary authority, subject to the provisions of this Plan to: (i) determine the person to whom Grants shall be awarded; (ii) determine the type, size and terms of Grants to be awarded to each Grantee and designate Options as Incentive Options or Non-Qualified Stock Options; (iii) determine the time at which the Grants will be made, the duration of any applicable exercise or restriction period, and any other conditions or restrictions, including, without limitation, (aa) the purchase price of any

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Common Stock, (bb) the method of payment for Shares purchased pursuant to any Grant, (cc) the method for satisfaction of any tax withholding obligation arising in connection with any Grant, and (dd) the criteria for acceleration of exercisability of Options and Stock Appreciation Rights, provided that no Incentive Stock Option shall be granted which is exercisable after the expiration of ten (10) years from the date it is granted; (iv) accelerate the vesting of all or any portion of Grants; (v) if applicable, establish and review Grantee's performance against applicable Performance Goals for the Performance Period; (vi) establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of this Plan, including the authority to re-grant forfeited Grants; (vii) amend, modify, extend, cancel or renew any Grant or to waive any restrictions or conditions applicable to any Grant or any shares acquired pursuant thereto; (viii) authorize, in conjunction with any applicable Company deferred compensation plan, that the receipt of cash or Common Stock subject to any Grant under this Plan, may be deferred under the terms and conditions of such Company deferred compensation plan; (ix) correct any defect, supply any omission or reconcile any inconsistency in this Plan or any Grant Agreement and to make all other determinations and take such other actions with respect to this Plan or any Grant as the Committee may deem advisable to the extent not inconsistent with the provisions of this Plan or applicable law; (x) provide for a “clawback” of a Grant pursuant to the provisions of Section 12.9 below; and/or (xi) determine the Fair Market Value of shares of Common Stock or other property. The Company may retain the right in a Grant Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or customers of BNCFG or any confidentiality obligation with respect to BNCFG to the extent specified in such Grant Agreement applicable to the Grantee. In addition, the Company may annul a Grant if the Grantee is an employee of BNCFG and is terminated for Cause. The Committee's consideration of Grants to be made under this Plan to employees shall be made in consultation with and after considering the recommendations of the Chief Executive Officer of the Company and/or Banks.

Section 5.2.          Shares Subject to the Plan. Subject to adjustment in accordance with Section 5.3, the aggregate number of Shares reserved and available for issuance in connection with Grants under this Plan shall be equal to:

(a)	65,000 Shares; plus

(b)	On the day following the Closing Date, the number of Shares reserved and available for issuance under this Plan shall be automatically increased to that number equal to 10% of the number of Shares issued on the Closing Date, or such lesser number of Shares as determined by the Committee. Notwithstanding the foregoing, the increase will be capped so that following such increase the overall overhang is not greater than 12%.

For the purpose of this Section 5.2, “overhang” is defined as the aggregate number of Grants outstanding but unexercised or unvested under this Plan and the Other Plans, plus the number of Grants available to be granted under this Plan, divided by the total Shares outstanding on the day after the Closing Date.

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Shares covered by a Grant shall be counted as used as of the effective date of the award. Any shares of Common Stock that are subject to Grants shall be counted against the limit set forth in Section 5.2 as one (1) share for every one (1) share subject to a Grant.

If any Shares covered by a Grant awarded under this Plan are not earned or purchased or are forfeited or expire, or if a Grant otherwise terminates without delivery of any Common Stock subject thereto or is settled in cash in lieu of shares, then the number of shares of Common Stock counted against the aggregate number of shares available under this Plan with respect to such Grant shall, to the extent of any such forfeiture, termination or expiration, again be available for purposes of this Plan in addition to the number of Shares made the subject of awards that are otherwise available for Grants.

The number of shares of Common Stock available for issuance under this Plan shall not be increased by (a) any shares of Common Stock tendered or withheld or Grant surrendered in connection with the purchase of shares of Common Stock upon exercise of an Option or (b) any shares of Common Stock deducted or delivered from a Grant payment in connection with the Company’s tax withholding obligations as described in Section 12.6 hereof. Shares issued hereunder may consist, in whole or in party, of authorized and unissued shares or treasury shares.

Section 5.3.          Effect of Changes in Capitalization.

(a)          Changes in Common Stock. If the outstanding Shares are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such Shares effected without receipt of consideration by the Company, occurring after the Effective Date, the number and kind of Shares available for Grants, the number of Shares covered by outstanding Grants and the price per share or the applicable market value of such Grants, including a per share exercise price of Options and Stock Appreciation Rights, shall be adjusted by the Committee as it deems equitable and appropriate under the circumstances. Any such adjustment in outstanding Options or Stock Appreciation Rights shall not change the aggregate exercise price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or Stock Appreciation Right, as applicable, but shall include a corresponding proportionate adjustment in the exercise price per share for such Option or Stock Appreciation Right. The Committee may unilaterally amend the outstanding Grants to reflect the adjustments contemplated by this Section 5.3. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend of the Company) without receipt of consideration by the Company, the Company shall, in such manner as the Company deems appropriate, adjust (a) the number and kind of shares subject to outstanding Grants and/or (b) the exercise price of outstanding Options or Stock Option Grants to reflect such distribution. Notwithstanding the foregoing, in no event may the exercise price of any Option be decreased to an amount less than the par value, if any, of the stock subject to such Grant. This paragraph shall not apply to any merger between BNC and TBF.

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(b)          Reorganization in Which the Company is the Surviving Company. Subject to subsection (c) hereof, if the Company shall be the surviving company in any reorganization, merger, or consolidation of the Company with one or more other companies, any Grant theretofore awarded pursuant to this Plan shall pertain to and apply to the securities to which a holder of the number of Shares subject to such Grant would have been entitled immediately following such reorganization, merger, or consolidation, shall be adjusted proportionately and accordingly by the Committee to reflect any increase or decrease in the numbers of or change the kind or value of issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated prior to such reorganization, merger, or consolidation. This paragraph shall not apply to any merger between BNC and TBF.

(c)          Reorganization in Which the Company is Not the Surviving Company or Sale of Assets or Stock. Upon the dissolution or liquidation of the Company, or upon a merger, consolidation or reorganization of the Company with one or more other companies in which the Company is not the surviving company, or upon a sale of all or substantially all of the assets of the Company to another company, or upon any transaction approved by the Board which results in any person or entity owning 80% or more of the combined voting power of all classes of stock of the Company, this Plan and all Grants outstanding hereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of this Plan and/or the assumption of the Grants theretofore awarded, or for the substitution for such Grants covering the stock of a successor company, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event this Plan and Grants theretofore awarded shall continue in the manner and under the terms so provided. In the event of any such termination of this Plan, each individual holding a Grant shall have the right (subject to the general limitations as otherwise specifically provided in the Grant Agreement relating to such Grant), immediately prior to the occurrence of such termination and during such period occurring prior to such termination as the Committee in its sole discretion shall determine and designate, to exercise or settle such Grant in whole or in part, whether or not such Grant was otherwise exercisable or available for settlement at the time such termination occurs and without regard to any installment limitation on exercise imposed pursuant to this Plan. The Committee shall send written notice of an event that will result in such a termination to all individuals with outstanding rights pursuant to such Grants not later than the time at which the Company gives notice thereof to its shareholders. This paragraph shall not apply to any merger between BNC and TBF.

(d)          Adjustments. Adjustments under this Section 5.3 related to stock or securities of the Company shall be made by the Committee whose determination in that respect shall be final, binding, and conclusive. No fractional Shares or shares of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit. This Article V does not limit the Company’s ability to provide for alternative treatment of Grants outstanding under this Plan in the event of a Change in Control.

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Section 5.4.          Grant Limits.

(a)          No Limitations on Company. The Grants awarded pursuant to this Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets, or any other corporate act or proceedings, whether of a similar character or otherwise.

(b)          Issuance of Securities. Except as provided in this Section 5.3, the issuance by the Company of Shares or securities convertible into shares of Common Stock of any class, shall not affect the outstanding Grants.

(c)          Section 162(m) Grant Limits. The following limits shall apply to the award of any Grant if, at the time of the award, the Company is a “publicly held corporation” within the meaning of Section 162(m):

(i)          Options and Stock Appreciation Rights. Subject to adjustment as provided in Section 5.3, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding Stock Appreciation Rights which in the aggregate are for more than twenty-five percent (25%) of the aggregate number of shares of Common Stock authorized for issuance as Options and Stock Appreciation Rights under this Plan. An Option which is canceled in the same fiscal year of the Company in which it was granted shall continue to be counted against such limit for such fiscal year.

(ii)          Other Grants. Subject to adjustment as provided in Section 5.3, no Employee shall be granted within any fiscal year of the Company one or more Grants of Restricted Stock, Restricted Stock Units or Performance-Based Restricted Stock, subject to Vesting Conditions based on the attainment of time vesting, Performance Goals, or both, which in the aggregate are for more than twenty-five percent (25%) of the aggregate number of shares of Common Stock authorized for issuance as Restricted Stock under this Plan.

ARTICLE VI

OPTIONS

Section 6.1.          Grant of Options in General.

(a)          The Committee may award Options to a Grantee subject to the limits under Sections 5.2 and 5.4. Any Shares to be delivered by the Company upon the exercise of Options may, at the discretion of the Directors, be authorized but unissued Shares, reacquired Shares or Shares bought on the market for purposes of this Plan.

(b)          The Grant Date of an Option shall be the date on which the Committee's action is final or such later date as specified by the Committee.

(c)          In the event that any Option expires, lapses or otherwise terminates prior to being fully exercised, any Share allocable to the unexercised portion of such Option may again be made subject to an Option.

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Section 6.2.          Limitation on Incentive Stock Options. The aggregate Fair Market Value (determined at the date an Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year (under this Plan or any other plan maintained by the Company) shall not exceed $100,000. Options so exceeding the $100,000 level, if any, shall be Non-Qualified Stock Options. If the Code is amended to provide for a different limitation from that set forth in this Section 6.2, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Non-Qualified Stock Option in part by reason of the limitation set forth in this Section 6.2, the Grantee may designate which portion of such Option the Grantee is exercising. In the absence of such designation, the Grantee shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion shall be issued upon the exercise of the Option.

Section 6.3.          Option Price. The Option Price shall be fixed by the Committee and stated in each Grant Agreement and, except in the case of Substitute Grants and as set forth hereafter, shall be not less than the Fair Market Value of a Share on the Grant Date of the Option (as determined in good faith by the Committee). Notwithstanding the foregoing, in the event the Grantee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to stock ownership of more than 10%), the Option Price of an Option that is intended to be an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the Grant Date of such Option. The Committee may not modify the applicable Option Price set on the Grant Date established in accordance with this Section 6.3. Payment of the Option Price shall be made in cash, by check or cash equivalent or in such other form as the Committee may approve, including Shares valued at the Fair Market Value on the date of exercise of the Option, or a combination of cash and/or such other form of property, or by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company sale or loan proceeds sufficient to pay the Option Price.

Section 6.4.          Terms and Exercise of Options; Limitations on Exercise and Transferability of Options.

(a)          Each Option granted under this Plan shall be exercisable only during a Term commencing on the Grant Date, unless otherwise specified in the Grant Agreement, and ending (unless the Option shall have terminated earlier under other provisions of this Plan) on a date to be fixed by the Committee but in no event later than the tenth (10th) anniversary of the date it is granted to any Grantee; provided, however, that in the event the Grantee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to stock ownership of more than 10%), an Option granted to such Grantee that is intended to be an Incentive Stock Option shall in no event be exercisable after the expiration of five (5) years from the date it is granted.

(b)          The Committee shall have authority to grant Options exercisable in full at any time during their Term or exercisable in cumulative or non-cumulative installments.

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(c)          Notwithstanding the provisions of subparagraph (b) hereof, an Option or portion thereof that has vested shall become fully exercisable upon the occurrence of the Grantee's death or withdrawal from the Board by reason of such person's Retirement or Disability, or on the day preceding a reorganization in which the Company is not the surviving company or sale of assets or stock as described in Section 5.3.

(d)          Options shall be exercised in whole or in part in accordance with the procedures set forth in the Grantee's Grant Agreement.

(e)          Subject to the provisions of subsection (f) hereof, upon compliance by the Grantee with such terms of exercise, the Company shall promptly deliver to the Grantee a certificate or certificates for the Shares purchased, without charge to the Grantee for any issue or transfer tax.

(f)          The Committee may postpone any exercise of an Option for such time as the Committee in its discretion may deem necessary, in order to permit the Company with reasonable diligence to determine that the Shares are qualified for delivery under such securities laws and regulations as the Committee may deem to be applicable thereto; and the Company shall not be obligated by virtue of any Grant Agreement or any provision of this Plan to recognize the exercise of an Option to sell or issue Shares in violation of any applicable law. Any such postponement shall not extend the Term of an Option; and neither BNCFG nor its respective directors or officers shall have any obligation or liability to the Grantee of an Option, or to the Grantee's Successor, with respect to any Shares as to which the Option shall lapse because of such postponement.

(g)          All Options granted under this Plan shall not be transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, and may be exercised during the lifetime of the Grantee only by the Grantee, except that the Committee may permit:

(i)          exercise, during the Grantee's lifetime, by the Grantee's guardian or legal representative;

(ii)         transfer, upon the Grantee's death, to beneficiaries designated by Grantee in a manner authorized by the Committee, provided that the Committee determines that such exercise and such transfer are, with respect to an Incentive Stock Option, consistent with the requirements of Section 422(b)(5) of the Code; and

(iii)        transfer for estate or other personal financial planning purposes, if the Committee determines that such transaction is not inconsistent with the purposes of this Plan, in its discretion.

(h)          Upon the exercise of a Non-Qualified Stock Option by the Grantee, the stock certificate or certificates may, at the request of the Grantee, be issued in the Grantee's name and the name of another person as joint tenants with right of survivorship.

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(i)          The Committee may provide, in the Grant Agreement, for the lapse of the Option, prior to the expiration of its Term, upon the occurrence of any event specified by the Committee. The Committee may also provide, in the Grant Agreement or by subsequent determination, for extension of a Term of an Option beyond a termination of employment, provided the Term is not extended beyond its original expiration date or, if earlier, the 10th anniversary following the Grant Date.

(j)          A person electing to exercise an Option shall give written notice, in such form as the Committee may require, of such election to the Company and shall tender to the Company the full Option Price of the Shares for which the election is made.

(k)          No Option granted to a prospective Employee or a prospective Director may become exercisable prior to the date on which such person commences employment or service with the Company, whether in the capacity of an Employee or Director.

Section 6.5.          Exercise of Options by Grantee on Cessation of Employment. Except as otherwise specifically provided for herein, employment for the purposes of this Section shall mean continuous full-time salaried employment with BNCFG, except that vacations, sick leaves and other approved absences and severance pay periods shall be disregarded. Employment for the purposes of this section may, at the discretion of the Committee, also include continuous full-time salaried employment with a former Subsidiary under circumstances as determined by the Committee, which determination can be made either at the time of granting an Option or afterward. The following limitations shall apply to any provisions the Committee shall make in a Grant Agreement for exercises of Options following cessation of employment.

(a)          Except as provided in paragraphs (b), (c) and (e) below, in the event Grantee ceases to be an employee of BNCFG through involuntary termination without Cause by BNCFG or any voluntary termination, all Options held by such Grantee shall lapse on the date that is the earlier of (i) ninety (90) days following such termination, or (ii) the expiration date set forth in such Option.

(b)          If such termination is due to Retirement, all Options held by such Grantee shall continue to vest in accordance with the terms of the Grant and all such Options shall be exercised on the earlier of the expiration of the Term of such Option or (i) with respect to Options unvested at the time of Retirement, prior to that date that is three (3) years from the date of vesting; and (ii) with respect to Options vested at the time of Retirement, prior to that date that is three (3) years from the date of Retirement.

(c)          If such termination is due to death or Disability, all Options held by such Grantee shall vest immediately on the date of such Grantee’s death or Disability and all such Options shall be exercised within one (1) year of the date of death or Disability.

(d)          If a Grantee should die while employed by the Company or after Disability or Retirement, any Option previously granted to the Grantee under this Plan may be exercised by the person designated in such Grantee's last will and testament or, in the absence of such designation, by the Grantee's estate, to the full extent that such Option could have been exercised by such Grantee immediately prior to the Grantee's death, but not later than the first anniversary

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of the Grantee's death in the case of the exercise of an Incentive Stock Option and such period of time as determined by the Committee and set forth in the Agreement evidencing such Option in the case of the exercise of a Non-Qualified Stock Option.

(e)          No exercises may occur after expiration of the Term of the Option.

(f)          In the event Grantee ceases to be an employee of BNCFG through involuntary termination for Cause, all Options held by such Grantee shall lapse immediately upon such termination.

(g)          Notwithstanding the foregoing, other than termination of a Grantee’s service for Cause, if a sale within the applicable time periods set forth in a Grant Agreement of shares acquired upon the exercise of the Option would subject the Grantee to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Grantee would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Grantee’s termination of service, or (iii) the expiration of the Term of the Option.

Section 6.6.          Exercise of Options by Grantee other than on Cessation of Employment.

(a)          In the event Grantee ceases to be a Non-Employee Director through removal for Cause by BNCFG all Options held by such Grantee shall lapse immediately upon removal as a director.

(b)          In the event Grantee ceases to be a Non-Employee Director due to Retirement, all Options held by such Grantee shall continue to vest in accordance with the terms of the Grant and all such Options shall be exercised on the date determined by the Committee and set forth in the Grant Agreement evidencing such Grant.

(c)          In the event Grantee ceases to be a Non-Employee Director due to death or Disability, all Options held by such Grantee shall vest immediately on the date of such Grantee’s death or Disability and all such Options shall be exercised within one (1) year of the date of death or Disability.

(d)          No exercises may occur after expiration of the Term of the Option.

Section 6.7           Notice of Disqualifying Disposition. If any Grantee shall make any disposition of shares of Common Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

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ARTICLE VII

RESTRICTED STOCK GRANTS

Section 7.1           Restricted Stock Grants in General.

(a)          Subject to the limits under Sections 5.2 and 5.4, the Committee may award Restricted Stock Grants to a Grantee pursuant to conditions established by the Committee under which restrictions on shares of Restricted Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, the satisfaction of Performance Goals described in Section 10.3 (“Vesting Conditions”). The period of time during which the Restricted Stock will remain subject to restrictions (the "Restriction Period") will be designated in the Grant Agreement. If either the award of a Restricted Stock Grant or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals (a “Performance-Based Restricted Stock Grant”), the Committee shall follow procedures substantially equivalent to those set forth in Section 10.2 through Section 10.8. Restricted Stock Grants may be in the form of Restricted Stock, Restricted Stock Units or Performance-Based Restricted Stock.

(b)          The Committee shall determine the number of Shares to be awarded pursuant to a Restricted Stock Grant and the restrictions applicable to such Shares, subject to the limitations contained in Sections 5.2 and 5.4 hereof.

Section 7.2           Disposition of Restricted Stock Grants on Cessation of Employment. Except as otherwise specifically provided for herein, employment for the purposes of this subsection shall mean continuous full-time salaried employment with the BNCFG, except that vacations, sick leaves and other approved absences and severance pay periods shall be disregarded. Employment for the purposes of this subsection may, at the discretion of the Committee, also include continuous full-time salaried employment with a former Subsidiary under circumstances as determined by the Committee, which determination can be made either at the time of the Restricted Stock Grant or afterward. The following limitations shall apply to any provisions the Committee shall make in a Grant Agreement as to all shares covered by the Restricted Stock Grant following cessation of employment.

(a)          Except as provided in paragraphs (b), (c) and (d) below, in the event Grantee ceases to be an employee of BNCFG during the Restriction Period through involuntary termination without Cause by BNCFG or any voluntary termination, the Restricted Stock Grant to such Grantee shall terminate as to all Shares covered by such Grant as to which the restrictions have not lapsed.

(b)          If such termination is due to Retirement, the Restricted Stock Grant to such Grantee shall terminate as to all Shares covered by such Grant on the date determined by the Committee and set forth in the Grant Agreement evidencing such Grant.

(c)          If such termination is due to death or Disability, all Restricted Stock held by such Grantee shall vest immediately on the date of such Grantee’s death or Disability.

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(d)          If a Grantee should die while employed by BNCFG or after Disability or Retirement, any Restricted Stock Grant made to the Grantee under this Plan may be settled by the person designated in such Grantee's last will and testament or, in the absence of such designation, by the Grantee's estate, to the full extent that such Restricted Stock Grant could have been settled by such Grantee immediately prior to the Grantee's death, but not later than such period of time as determined by the Committee and set forth in the Grant Agreement evidencing such Grant.

(e)          In the event Grantee ceases to be an employee of BNCFG through involuntary termination for Cause, the Restricted Stock Grant to such Grantee shall terminate as to all Shares covered by such Grant immediately upon such involuntary termination.

Section 7.3           Disposition of Restricted Stock by Grantee other than on Cessation of Employment.

(a)          In the event Grantee ceases to be a Non-Employee Director through removal for Cause by BNCFG the Restricted Stock Grant to such Grantee shall terminate as to all Shares covered by such Grant immediately upon removal as a director.

(b)          In the event Grantee ceases to be a Non-Employee Director due to Retirement, the Restricted Stock Grant to such Grantee shall terminate as to all Shares covered by such Grant on the date determined by the Committee and set forth in the Grant Agreement evidencing such Grant.

(c)          In the event Grantee ceases to be a Non-Employee Director due to death or Disability, all Restricted Stock held by such Grantee shall vest immediately on the date of such Grantee’s death or Disability.

Section 7.4           Restrictions on Transfer and Legend on Share Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock except to a permitted Successor. The Committee may determine that the Company will issue certificates for shares of Restricted Stock, in which case each certificate for a share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the share certificate covering the Shares subject to restrictions when all restrictions on such Shares have lapsed. The Committee may determine that the Company will not issue certificates for shares of Restricted Stock until all restrictions on such Shares have lapsed, or that the Company will retain possession of certificates for shares of Restricted Stock until all restrictions on such Shares have lapsed.

Section 7.5           Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, in its discretion, the Grantee shall have the right to vote Restricted Stock. From the date of the Restricted Stock Grant through the earlier of (i) the date such Restricted Stock is forfeited, and (ii) the date certificates evidencing Shares are delivered, the Grantee shall be entitled to receive dividends or other distributions paid on such Shares, as deemed appropriate by the Committee; provided, however, that any such dividend equivalents shall not be payable

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unless and until the date certificates evidencing the Shares are delivered to the Grantee as provided above.

Section 7.6           Vesting; Lapse of Restrictions. Except as otherwise provided herein, all restrictions imposed on Restricted Stock shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock Grants awarded to Directors that the restrictions shall lapse without regard to any Restriction Period.

Section 7.7.          Restricted Stock Unit Grants.

(a)          Restriction Period. Subject to the limits under Sections 5.2 and 5.4, the Committee may grant Restricted Stock Units to Grantees representing the right to receive Shares, cash, or both, as determined by the Committee. At the end of the Restriction Period, cash or Shares or both shall be delivered to the Grantee (unless previously forfeited). Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period. A Grantee of Restricted Stock Units shall have none of the rights of a holder of Common Stock unless and until Shares are actually delivered in satisfaction of such Restricted Stock Units.

(b)          Number of Units. The Committee shall determine the number of Restricted Stock Units pursuant to a Restricted Stock Unit Grant and the restrictions applicable to such shares, subject to the limitations contained in Sections 5.2 and 5.4.

ARTICLE VIII

STOCK APPRECIATION RIGHTS

Section 8.1.          Grant of Stock Appreciation Rights in General.

(a)          The Committee may award Stock Appreciation Rights to a Grantee subject to the limits under Sections 5.2 and 5.4. Stock Appreciation Rights may be granted in tandem with all or any portion of a related Option (a “Tandem Stock Appreciation Right”) or may be granted independently of any Option (a “Freestanding Stock Appreciation Right”). A Tandem Stock Appreciation Right may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.

(b)          The Committee shall establish the exercise price for each Stock Appreciation Right; provided, however, that (a) the exercise price per share subject to a Tandem Stock Appreciation Right shall be the Option Price per share under the related Option and (b) the exercise price per share subject to a Freestanding Stock Appreciation Right shall be not less than the Fair Market Value of a Share as of the Grant Date of the Stock Appreciation Right (the “Base Amount”). The Committee may not modify the applicable Base Amount of the Stock Appreciation Right after the Grant Date.

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Section 8.2           Terms and Exercise of Stock Appreciation Rights; Limitations on Exercise and Transferability of Stock Appreciation Rights.

(a)          Tandem Stock Appreciation Rights granted under this Plan shall be exercisable only at the time and to the extent that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem Stock Appreciation Right is granted with respect to less than the full number of Shares subject to the related Option. The Committee may, in its discretion, provide in any Grant Agreement evidencing a Tandem Stock Appreciation Right that such Stock Appreciation Right may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem Stock Appreciation Right shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem Stock Appreciation Right with respect to some or all of the Shares subject to such Stock Appreciation Right, the related Option shall be canceled automatically as to the number of Shares with respect to which the Tandem Stock Appreciation Right was exercised. Upon the exercise of an Option related to a Tandem Stock Appreciation Right as to some or all of the shares subject to such Option, the related Tandem Stock Appreciation Right shall be canceled automatically as to the number of Shares with respect to which the related Option was exercised.

(b)          Freestanding Stock Appreciation Rights granted under this Plan shall be exercisable only during a Term commencing on the Grant Date, unless otherwise specified in the Grant Agreement, and ending (unless the Stock Appreciation Right shall have terminated earlier) on a date to be fixed by the Committee or later than the tenth (10th) anniversary of the date it is granted for any Grantee.

(c)          If, on the date on which a Stock Appreciation Right would otherwise terminate or expire, the Stock Appreciation Right by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such Stock Appreciation Right, then any portion of such Stock Appreciation Right which has not previously been exercised shall NOT automatically be deemed to be exercised as of such date with respect to such portion.

Section 8.3           Exercise of Stock Appreciation Rights by Grantee on Cessation of Employment.

Except as otherwise specifically provided for herein, employment for the purposes of this subsection shall mean continuous full-time salaried employment with BNCFG, except that vacations, sick leaves and other approved absences and severance pay periods shall be disregarded. Employment for the purposes of this subsection may, at the discretion of the Committee, also include continuous full-time salaried employment with a former Subsidiary under circumstances as determined by the Committee, which determination can be made either at the time of granting a Stock Appreciation Right or afterward. The following limitations shall apply to any provisions the Committee shall make in a Grant Agreement for exercises of Stock Appreciation Rights following cessation of employment.

(a)          Except as provided in subsections (b), (c), (d) and (e) below, in the event Grantee ceases to be an employee of BNCFG through involuntary termination without Cause by the BNCFG or any voluntary termination, all Stock Appreciation Rights held by such Grantee shall

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lapse on the date that is the earlier of (i) ninety (90) days following such termination, or (ii) the expiration date set forth in such Stock Appreciation Right.

(b)          If such termination is due to Retirement, all Stock Appreciation Rights held by such Grantee shall continue to vest in accordance with the terms of the Grant and all such Stock Appreciation Rights shall be exercised on the earlier of the expiration of the Term of such Stock Appreciation Rights or (i) with respect to Stock Appreciation Rights unvested at the time of Retirement, prior to that date that is three (3) years from the date of vesting; and (ii) with respect to Stock Appreciation Rights vested at the time of Retirement, prior to that date that is three (3) years from the date of Retirement.

(c)          If such termination is due to death or Disability, all Stock Appreciation Rights held by such Grantee shall vest immediately on the date of such Grantee’s death or Disability and all such Stock Appreciation Rights shall be exercised within one (1) year of the date of death or Disability.

(d)          If a Grantee should die while employed by BNCFG or after Disability or Retirement, any Stock Appreciation Right awarded to the Grantee under this Plan may be settled by the person designated in such Grantee's last will and testament or, in the absence of such designation, by the Grantee's estate, to the full extent that such Stock Appreciation Right could have been exercised by such Grantee immediately prior to the Grantee's death, but not later than such period of time as determined by the Committee and set forth in the Grant Agreement evidencing such Stock Appreciation Right.

(e)          No exercises may occur after expiration of the Term of the Stock Appreciation Right.

(f)          In the event Grantee ceases to be an employee of the Company through involuntary termination for Cause, all Stock Appreciation Rights held by such Grantee shall lapse immediately upon such termination.

Section 8.4           Exercise of Stock Appreciation Rights by Grantee other than on Cessation of Employment.

(a)          In the event Grantee ceases to be a Non-Employee Director through removal for cause by BNCFG, all Stock Appreciation Rights held by such Grantee shall lapse immediately upon removal as a director.

(b)          In the event Grantee ceases to be a Non-Employee Director due to Retirement, all Stock Appreciation Rights held by such Grantee shall continue to vest in accordance with the terms of the Grant and all such Stock Appreciation Rights shall be exercised on the date determined by the Committee and set forth in the Grant Agreement evidencing such Grant.

(c)          In the event Grantee ceases to be a Non-Employee Director due to death or Disability, all Stock Appreciation Rights held by such Grantee shall vest immediately on the date of such Grantee’s death or Disability and all such Stock Appreciation Rights shall be exercised within one (1) year of the date of death or Disability.

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(d)          No exercises may occur after expiration of the Term of the Stock Appreciation Right.

Section 8.5           Value of Stock Appreciation Rights. When a Grantee exercises Stock Appreciation Rights, the Grantee shall receive in settlement thereof, Shares, cash, or both, as determined by the Committee, equal to the "spread value" for the number of Stock Appreciation Rights exercised. The "spread value" for a Stock Appreciation Right is the amount representing the difference by which the Fair Market Value of the underlying Common Stock on the date of exercise of the Stock Appreciation Right exceeds the exercise price.

Section 8.6           Form of Payment. For purposes of calculating the amount of Shares, cash, or both, to be received, Shares shall be valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right and shall be distributed, subject to Section 12.6, net of applicable withholding taxes. When payment is to be made in shares of Common Stock, the number of Shares to be issued shall be determined on the basis of the Fair Market Value of the Shares on the date of exercise of the Stock Appreciation Right. For purposes of this Article VIII, a Stock Appreciation Right shall be considered exercised on the date on which the Company receives actual notice of exercise from the Grantee.

ARTICLE IX

UNRESTRICTED STOCK AWARDS

The Committee may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Committee) a Grant of Unrestricted Stock to any Grantee pursuant to which such Grantee may receive shares of Common Stock free of any restrictions (“Unrestricted Stock”) under this Plan. Grants of Unrestricted Stock may be awarded or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

ARTICLE X

PERFORMANCE GRANTS

Section 10.1         Performance Grants in General.

(a)          Subject to the limits under Sections 5.2 and 5.4, the Committee may award Performance Grants to a Grantee upon such conditions as the Committee shall deem appropriate. Performance Grants may be in the form of Performance Shares, Performance Units or Performance-Based Restricted Stock.

(b)          Unless otherwise provided by the Committee in granting a Performance Grant, each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial value of one hundred dollars ($100). The final value payable to the Grantee in settlement of a Performance Grant will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

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Section 10.2         Terms of Performance-Based Restricted Stock; Limitations on Transferability. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Performance-Based Restricted Stock except to a permitted Successor. The Committee may determine that the Company will issue certificates for shares of Performance-Based Restricted Stock, in which case each certificate for a share of Performance-Based Restricted Stock shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the share certificate covering the Shares subject to restrictions when all restrictions on such Shares have lapsed. The Committee may determine that the Company will not issue certificates for shares of Performance-Based Restricted Stock until all restrictions on such Shares have lapsed, or that the Company will retain possession of certificates for shares of Performance-Based Restricted Stock until all restrictions on such Shares have lapsed.

Unless the Committee determines otherwise, in its discretion, the Grantee shall have the right to vote Performance-Based Restricted Stock. From the date of the Performance-Based Restricted Stock Grant through the earlier of (i) the date such Performance-Based Restricted Stock is forfeited, and (ii) the date certificates evidencing Shares are delivered, the Grantee shall be entitled to receive dividends or other distributions paid on such Shares, as deemed appropriate by the Committee; provided, however, that any such dividend equivalents shall not be payable unless and until the date certificates evidencing the Shares are delivered to the Grantee as provided above. Except as otherwise provided herein, all restrictions imposed on Performance-Based Restricted Stock shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may determine, as to any or all Performance-Based Restricted Stock Grants, that the restrictions shall lapse without regard to any Restriction Period.

Section 10.3         Establishment of Performance Goals and Performance Period. The Committee shall establish in writing the performance period applicable to each Performance Grant (“Performance Period”) and one or more performance goals (“Performance Goals”) which, when measured at the end of the Performance Period, shall determine the final value of the Performance Grant to be paid to the Grantee. Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to “performance-based compensation,” the Committee shall establish the Performance Goals applicable to each Performance Grant no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals shall not be changed during the Performance Period.

Section 10.4         Measurement of Performance Goals. For purposes of this Plan, the Performance Goals shall be determined by the Committee, according to criteria established by the Committee. If and to the extent that the Committee determines that a Grant to be awarded to a Grantee who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such award shall be contingent upon achievement of pre-established Performance Goals based on any one or more of the following criteria: (a) earnings or earnings per share, (b) return on equity, (c) return on assets, (d) revenues, (e) expenses or reductions in

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cost, (f) one or more operating ratios, (g) stock price, (h) shareholder return, (i) market share, (j) asset growth, (k) loan growth, (l) deposit growth and/or core deposit growth, (m) non-interest income; (n) charge-offs, (o) credit quality, (p) reductions in non-performing assets, (q) economic value added models or equivalent metrics, (r) productivity ratios; (s) customer satisfaction measures and/or (t) the accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions.

The Performance Goals selected in any case need not be applicable across the Company, but may be particular to an individual’s function or business unit. The Committee shall determine whether such Performance Goals are attained and such determination shall be final and conclusive. In the event that the Performance Goals are not met, the Performance Grant shall be forfeited and transferred to, and reacquired by, the Company at no cost to the Company.

The Committee may impose such other restrictions and conditions (in addition to the performance-based restrictions described above) on any Performance Grant as the Committee deems appropriate and may waive any such additional restrictions and conditions, so long as such waiver does not waive any restriction described in the previous paragraph. Nothing herein shall limit the Committee’s ability to reduce the amount payable under a Grant upon the attainment of the Performance Goals, provided, however, that the Committee shall have no right under any circumstance to increase the amount payable under, or waive compliance with, any applicable Performance Goals.

The Committee may provide in any such Grant that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) litigation or claim judgments or settlements; (b) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (c) any reorganization and restructuring programs; (d) extraordinary nonrecurring items as described under generally accepted accounting principles and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; and (e) acquisitions or divestitures. To the extent such inclusions or exclusions affect Grants to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) for deductibility.

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Goals without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval provided the exercise of such discretion does not violate Code Section 409A. In addition, in the event that the Committee determines that it is advisable to award Grants that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) and base vesting on Performance Goals other than those set forth in this Section 10.4.

Section 10.5         Determination of Final Value and Certification of Attainment of Performance Goals. As soon as practicable following the completion of the Performance Period applicable to a Performance Grant, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final values of the Grant earned by the Grantee and to be paid/delivered upon its settlement in accordance with the terms of the Grant

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Agreement. No Grants will be paid for such Performance Period until such certification is made by the Committee. The Committee may rely on others as the basis for its certification, so long as such reliance is reasonable under the circumstances.

The Committee shall have no discretion to increase the value of a Grant payable upon its settlement in excess of the amount called for by the terms of the Grant Agreement on the basis of the degree of attainment of the Performance Goals as certified by the Committee. However, notwithstanding the attainment of any Performance Goal, if permitted under a Grantee’s Grant Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of a Performance Grant that would otherwise be delivered upon its settlement. No such reduction may result in an increase in the amount payable upon settlement of another Grantee’s Performance Grant. As soon as practicable following the Committee’s certification, the Company shall notify the Grantee of the determination of the Committee.

Section 10.6         Dividend Equivalents. In its discretion, the Committee may provide in the Grant Agreement evidencing any Performance-Based Restricted Stock Grant or Performance Share Grant that the Grantee shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Common Stock having a record date prior to the date on which the Performance-Based Restricted Stock or Performance Shares are settled or forfeited. Dividend Equivalents, if granted must be accumulated and paid to the extent that the Performance-Based Restricted Stock or Performance Shares become nonforfeitable. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Shares as provided in Section 10.7. Dividend Equivalents shall not be paid with respect to Performance Units.

Section 10.7         Payment in Settlement of Performance Grants. Payment of the final value of a Performance Grant earned by a Grantee as determined following the completion of the applicable Performance Period pursuant to Sections 10.5 and 10.6 may be made in cash, by check or cash equivalent or in such other form as the Committee may approve, including Shares, or a combination of cash, Shares and/or such other form of property. If payment is made in Shares, the number of such shares shall be determined by dividing the final value of the Performance Grant by the Fair Market Value of a share of Common Stock on the settlement date. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalents or a reasonable rate of interest within the meaning of Code Section 162(m).

Section 10.8         Disposition of Performance Grants on Cessation of Employment. Except as otherwise specifically provided for herein, employment for the purposes of this subsection shall mean continuous full-time salaried employment with BNCFG, except that vacations, sick leaves and other approved absences and severance pay periods shall be disregarded. Employment for the purposes of this subsection may, at the discretion of the Committee, also include continuous full-time salaried employment with a former Subsidiary under circumstances as determined by the Committee, which determination can be made either at the time of the Performance Grant or afterward. The following limitations shall apply to any provisions the Committee shall make in a

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Grant Agreement as to all shares covered by the Performance Grant following cessation of employment.

(a)          Except as provided in paragraphs (b), (c) and (d) below, in the event Grantee ceases to be an employee of BNCFG during any Restriction Period through involuntary termination without Cause by BNCFG or any voluntary termination, the Performance Grant to such Grantee shall terminate as to all Shares covered by such Grant as to which the restrictions have not lapsed.

(b)          If such termination is due to Retirement, the Performance Stock Grant to such Grantee shall terminate as to all Shares covered by such Grant on the date determined by the Committee and set forth in the Grant Agreement evidencing such Grant.

(c)          If such termination is due to death or Disability, any Performance Grant held by such Grantee shall vest immediately on the date of such Grantee’s death or Disability.

(d)          If a Grantee should die while employed by the Company or after Disability or Retirement, any Performance Grant made to the Grantee under this Plan may be settled by the person designated in such Grantee's last will and testament or, in the absence of such designation, by the Grantee's estate, to the full extent that such Performance Grant could have been settled by such Grantee immediately prior to the Grantee's death, but not later than such period of time as determined by the Committee and set forth in the Grant Agreement evidencing such Grant.

(e)          In the event Grantee ceases to be an employee of BNCFG through involuntary termination for Cause, the Performance Grant to such Grantee shall terminate as to all Shares covered by such Grant immediately upon such involuntary termination.

Section 10.9         Disposition of Performance Grants by Grantee other than on Cessation of Employment.

(a)          In the event Grantee ceases to be a Non-Employee Director through removal for Cause by BNCFG the Performance Grant to such Grantee shall terminate as to all Shares covered by such Grant immediately upon removal as a director.

(b)          In the event Grantee ceases to be a Non-Employee Director due to Retirement, the Performance Grant to such Grantee shall terminate as to all Shares covered by such Grant on the date determined by the Committee and set forth in the Grant Agreement evidencing such Grant.

(c)          In the event Grantee ceases to be a Non-Employee Director due to death or Disability, any Performance Grant held by such Grantee shall vest immediately on the date of such Grantee’s death or Disability.

Section 10.10         Nontransferability of Performance Grant. Performance Grants may not be sold, exchanged, transferred, pledged, hypothecated, assigned, or otherwise disposed of other than by will or by the laws of descent and distribution until the completion of the applicable Performance

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Period. All rights with respect to Performance Shares and Performance Units granted to a Grantee hereunder shall be exercisable during his or her lifetime only by such Grantee.

Section 10.11         Status of Performance Grants under Section 162(m). It is the intent of the Company that Grants under this Section 10 granted to persons who are designated by the Committee as likely to be Covered Employees shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Section 162(m) and regulations thereunder. Accordingly, the terms of Section 10, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of a Grant, as likely to be a Covered Employee with respect to that fiscal year. If any provision of this Plan or any agreement relating to such Grants does not comply or is inconsistent with the requirements of Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

ARTICLE XI

OTHER STOCK-BASED GRANTS

The Committee shall have authority to grant to eligible Grantees an “Other Stock-Based Grant,” which shall consist of any right that is a Grant of Common Stock or a Grant denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock (including, without limitation, securities convertible into Stock), as deemed by the Committee to be consistent with the purposes of this Plan, other than a Grant described in Articles VI through X above.

ARTICLE XII

MISCELLANEOUS

Section 12.1         Shareholders' Rights. The existence of Grants shall not affect: the right or power of the Company or its shareholders to make adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure; the dissolution or liquidation of the Company, or sale or transfer of any party of its assets or business; or any other corporate act, whether of a similar character or otherwise.

Section 12.2         No Right to Employment or to Serve as a Director.

(a)          Nothing in this Plan or any instrument executed pursuant hereto shall confer upon any employee any right to continue in the employ of BNCFG nor shall anything in this Plan affect the right of the Company to terminate the employment of any employee, with or without Cause.

(b)          Nothing in this Plan or any instrument executed pursuant hereto shall confer upon any Non-Employee Director any right to continue to serve as a Non-Employee Director nor shall anything in this Plan affect the right of the applicable board of directors to remove a Non-

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Employee Director from such board, with or without Cause, in accordance with the Company or each Bank’s Certificate of Incorporation and Bylaws, as applicable.

Section 12.3         Change in Control.

(a)          Notwithstanding any other provision of this Plan, in the event of a Change in Control described in subsection (b), all restrictions and risks of forfeiture on Grants (other than those imposed by law or regulation) shall lapse, all vesting periods relating to Grants shall immediately expire, and (i) all unexercised Options and Stock Appreciation Rights shall become immediately and fully exercisable; (ii) all shares of Restricted Stock and Restricted Stock Units, not previously vested shall vest immediately and be delivered to the Grantee entitled thereto; (iii) all Performance Shares, Performance-Based Restricted Stock and Performance Units, not previously vested shall vest immediately and be delivered to the Grantee entitled thereto; and (iv) all dividend equivalents with respect to such Grants shall be immediately paid over to the Grantee entitled thereto. Notwithstanding the foregoing, the provisions of this Section 12.3 shall be superseded by the employee's then-existing employment agreement, if any.

(b)          A "Change in Control" shall mean the first to occur of any one of the following events:

(i)         the closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;

(ii)        the closing of the sale of all of the Company’s Shares to an unrelated person or entity;

(iii)       the consummation of any merger, reorganization, consolidation or share exchange (a “Transaction”) unless the persons who were the beneficial owners of the outstanding Shares immediately before the consummation of such transaction beneficially own more than fifty percent (50%) of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this subsection, the percentage of the beneficially owned shares of the successor or survivor entity (“Successor”) described above shall be determined exclusively by reference to the shares of the Successor which result from the beneficial ownership of Shares by the persons described above immediately before the consummation of such transaction. NOTWITHSTANDING THE FOREGOING, a “Change in Control” shall not be deemed to have occurred if Successor, on or prior to the closing of the Transaction and with the approval of the Committee, shall provide for the outstanding Grants to “roll over” to grants for the Successor’s shares of capital stock or cash with substantially similar terms and conditions; or

(iv)        the complete dissolution or liquidation of the Company.

A "Change in Control" shall be deemed not to have occurred if such event is mandated or directed by a regulatory body having jurisdiction over BNCFG's operations. It will also not be deemed to have occurred upon the merger of BNC and TBF.

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Section 12.4         Termination, Suspension or Modification of Plan. Provided no employee member of the Board participates as provided by Section 3.2(b) hereof, the Board may at any time terminate, suspend or modify this Plan, except that the Board shall not, without the authorization of the holders of a majority of the outstanding shares present or represented and entitled to vote at a duly held meeting of the Company’s shareholders, effect any change (other than through adjustment for changes in capitalization as hereinabove provided) which (a) increases the aggregate number of Shares underlying Grants; (b) changes the class of Eligible Grantees eligible to be awarded Grants; (c) lowers the minimum Option Price or Base Amount or otherwise materially increases the benefits accruing to Grantees through Grants under this Plan; (d) renders any member of the Committee eligible to receive a Grant while serving thereon except as provided by this Plan; (e) extends the effective period of this Plan; or (f) removes the restrictions set forth in Section 3.2(b). No termination, suspension or modification of this Plan shall adversely affect any right acquired by any Grantee or any Successor under the terms of a Grant awarded before the date of such termination, suspension or modification, unless such Grantee or Successor shall consent; but it shall be conclusively presumed that any adjustment for changes in capitalization as provided in Section 5.3 does not adversely affect any such right.

Upon the dissolution or liquidation of the Company, this Plan shall terminate, and all Grants previously granted shall lapse on the date of such dissolution or liquidation.

Section 12.5         Legal Restrictions. The Company will not be obligated to issue Shares or make any payment on account of Grants underlying such Shares if counsel to the Company determines that such issuance or payment would violate any law or regulation of any governmental authority or any agreement between the Company and any securities exchange or quotations system upon which the Common Stock is listed. In connection with any stock issuance or transfer, the person acquiring the Shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company regarding such matters as the Company may deem desirable to assure compliance with all legal requirements. The Company shall in no event be obliged to take any action in order to cause the exercise of any Option or Stock Appreciation Right or to make transfers on account of Grants.

The Grants will be forfeitable, at the direction of the Company’s, TBF’s or BNC’s primary regulator or at the discretion of the Board, in the event BNCFG needs to raise capital in order to be adequately capitalized under applicable regulatory requirements. In such a case, Grantee will be notified in writing not less than 30 days prior to the date they are to be forfeited. Once forfeited, the Grants will no longer be outstanding and the holder thereof will have no rights with respect thereto.

Section 12.6         Withholding.

(a)          Each Grantee exercising an Option or a Stock Appreciation Right as a condition to such exercise shall pay to the Company the amount, if any, required to be withheld from distributions resulting from such exercise under applicable Federal and State income tax laws and any portion of FICA that is due from Grantee ("Withholding Taxes"). Such Withholding Taxes shall be payable as of the date the payment is required from the Company to the taxing authority. The Committee may establish such procedures as it deems appropriate for the settling of withholding obligations with Shares, including, without limitation, the establishment of such

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procedures as may be necessary to comply with Rule 16b-3. The Company shall have no obligation to deliver shares of Common Stock, to release shares of Common Stock from an escrow established pursuant to a Grant Agreement, or to make any payment in cash under this Plan until the Company’s tax withholding obligations have been satisfied by the Grantee.

(b)       The Company shall have the right, but not the obligation, to deduct from any settlement of a Grant, including the delivery or vesting of Shares or dividend equivalents, an amount sufficient to cover withholding required by law for any federal, state or local taxes or to take such other action as may be necessary to satisfy any withholding obligations. The Committee, in its discretion and consistent with Applicable Laws, may permit Shares to be used to satisfy required tax withholding, and such shares shall be valued at the Fair Market Value as of the settlement date of the applicable Grant. The Fair Market Value of any shares of Common Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

Section 12.7   Governing Laws. This Plan and all rights thereunder shall be construed in accordance with and governed by the laws of the State of Connecticut. Although the Company is not currently subject to the provisions of Section 16 of the Exchange Act, the intent of this Plan is to qualify for the exemption provided by Rule 16b-3 under the Exchange Act should the Company ever become subject to those provisions. To the extent any provision of this Plan does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee and shall not affect the validity of this Plan. In the event Rule 16b-3 is revised or replaced, the Committee may exercise discretion to modify this Plan in any respect necessary to satisfy the requirements of the revised exemption or its replacement.

Section 12.8   Non-exclusivity of this Plan. Neither the adoption of this Plan nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board in its discretion determines desirable, including, without limitation, the awarding of Grants other than under this Plan.

Section 12.9   Clawback Provision. Notwithstanding any provision in this Plan to the contrary, any “incentive-based compensation” within the meaning of Section 10D of the Exchange Act will be subject to claw-back by the Company in the manner required by Section 10D(b)(2) of the Exchange Act, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

Section 12.10.   Parachute Payments. Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or the Banks, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred,

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is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock, Restricted Stock Unit, Performance-Based Restricted Stock, Performance Share or Performance Unit held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (a) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (b) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (b) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment; provided, however, that in order to comply with Code Section 409A, the reduction or elimination will be performed in the order in which each dollar of value subject to an award reduces the Parachute Payment to the greatest extent. For the avoidance of doubt, an Other Agreement may modify or negate the provisions of this Section 12.10.

Section 12.11  Beneficiary Designation. Each Grantee may file with the Company a written designation of a beneficiary who is to receive any benefit under this Plan to which the Grantee is entitled in the event of such Grantee’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Company during the Grantee’s lifetime. If a married Grantee designates a beneficiary other than the Grantee’s spouse, the effectiveness of such designation shall be subject to the consent of the Grantee’s spouse. If a Grantee dies without an effective designation of a beneficiary who is living at the time of the Grantee’s death, the Company will pay any remaining unpaid benefits to the Grantee’s legal representative.

Section 12.12  Unfunded Obligation. Any amounts payable to Grantees pursuant to this Plan shall be unfunded obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Committee or the Company and a Grantee, or otherwise create any vested or

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beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company. The Grantees shall have no claim against any the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to this Plan.

Section 12.13  Code Section 409A. The Committee intends to comply with Code Section 409A of the Code, or an exemption to Code Section 409A, with regard to Grants hereunder that constitute nonqualified deferred compensation within the meaning of Code Section 409A. To the extent that the Committee determines that a Grantee would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Grant granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Grantee.

Section 12.14  Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases. For point of clarity, the Company’s 2006 Stock Incentive Award Plan is not affected by this Plan.

Section 12.15  Captions. The use of captions in this Plan or any Grant Agreement is for the convenience of reference only and shall not affect the meaning of any provision of this Plan or such Grant Agreement.

Section 12.16  Other Provisions. Each Grant granted under this Plan may contain such other terms and conditions not inconsistent with this Plan as may be determined by the Committee, in its sole discretion.

Section 12.17  Number and Gender. With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

Section 12.18  Severability. If any provision of this Plan or any Grant Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

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